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                                                                    Exhibit 99.2

                               DIONEX CORPORATION
                            STOCK OPTION GRANT NOTICE
                           2004 EQUITY INCENTIVE PLAN

Dionex Corporation (the "Company"), pursuant to its 2004 Equity Incentive Plan (the "Plan"), hereby grants to Optionholder an option to purchase the number of shares of the Company's Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Stock Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety.

Optionholder:                            ____________________________
Date of Grant:                           ____________________________
Vesting Commencement Date:               ____________________________
Number of Shares Subject to Option:      ____________________________
Exercise Price (Per Share):              ____________________________
Total Exercise Price:                    ____________________________
Expiration Date:                         ____________________________

TYPE OF GRANT: [X] Nonstatutory Stock Option

EXERCISE SCHEDULE: [ ] Same as Vesting Schedule [ ] Early Exercise Permitted

VESTING SCHEDULE: 1/4(th) of the shares vest annually beginning one year after the Vesting Commencement Date.

PAYMENT: By one or a combination of the following items (described in the Stock Option Agreement):

          [ ]  By cash or check
          [ ] Pursuant to a Regulation T Program if the Shares are publicly traded
          | | By delivery of already-owned shares if the Shares are publicly traded
          [ ]  Pursuant to a "net exercise" arrangement
          [ ]  By deferred payment

ADDITIONAL TERMS/ACKNOWLEDGEMENTS: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Stock Option Agreement and the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the Plan, and
(ii) the following agreements only:

         OTHER AGREEMENTS:            __________________________________________
                                      __________________________________________

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DIONEX CORPORATION                      OPTIONHOLDER:

By: ___________________________         ___________________________________
             Signature                              Signature

Title: ________________________         Date: _____________________________

Date: _________________________

ATTACHMENTS: Stock Option Agreement, 2004 Equity Incentive Plan, and Notice of Exercise

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                               DIONEX CORPORATION
                           2004 EQUITY INCENTIVE PLAN

                             STOCK OPTION AGREEMENT
                           (NONSTATUTORY STOCK OPTION)

      Pursuant to your Stock Option Grant Notice ("Grant Notice") and this Stock Option Agreement, Dionex Corporation (the "Company") has granted you an option under its 2004 Equity Incentive Plan (the "Plan") to purchase the number of shares of the Company's Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the Plan shall have the same definitions as in the Plan.

      The details of your option are as follows:

      1. VESTING. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

      2. NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments.

      3. EXERCISE PRIOR TO VESTING ("EARLY EXERCISE"). If permitted in your Grant Notice (i.e., the "Exercise Schedule" indicates that "Early Exercise" of your option is permitted) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the nonvested portion of your option; provided, however, that:

            (a) a partial exercise of your option shall be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

            (b) any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company's form of Early Exercise Stock Purchase Agreement;

            (c) you shall enter into the Company's form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred; and

      4. METHOD OF PAYMENT. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner PERMITTED BY YOUR GRANT NOTICE, which may include one or more of the following:

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            (a) In the Company's sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

            (b) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company's reported earnings (generally six (6) months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. "Delivery" for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company's stock.

            (c) A "net exercise" arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon the exercise of your option by the largest number of whole shares that has a Fair Market Value not exceeding the aggregate exercise price. The Company will require a payment in cash or check from you with respect to any remaining balance of the aggregate exercise price. Shares of Common Stock withheld by the Company in connection with the exercise of your option will no longer be outstanding or exercisable under your option to the extent of (i) shares withheld by the Company to pay the aggregate exercise price of your option under the "net exercise" arrangement,
(ii) shares withheld by the Company to satisfy the Company's tax withholding obligations, and (iii) shares actually delivered to you as a result of the exercise.

      5. WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.

      6. SECURITIES LAW COMPLIANCE. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

      7. TERM. You may not exercise your option before the commencement or after the expiration of its term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

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            (a) ninety (90) days after the termination of your Continuous
Service for any reason other than your Disability or death, provided that if during any part of such ninety (90) day period your option is not exercisable solely because of the condition set forth in Section 6, your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of ninety (90) days after the termination of your Continuous Service;

            (b) ninety (90) days after the termination of your Continuous Service for any reason other than Disability or death, provided that if during any part of such ninety (90)-day period you may not exercise your option solely because of the condition set forth in the preceding paragraph relating to "Securities Law Compliance," your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of ninety (90) months after the termination of your Continuous Service;

            (c) twelve (12) months after the termination of your Continuous Service due to your Disability;

            (d) twelve (12) months after your death if you die either during your Continuous Service or within ninety (90) days after your Continuous Service terminates;

            (e) the Expiration Date indicated in your Grant Notice; or

            (f) the day before the tenth (10th) anniversary of the Date of Grant.

      8. SPECIAL ACCELERATION. In the event of the termination of your Continuous Service due to your Disability or if you die either during your Continuous Service or within ninety (90) days after your Continuous Service terminates, your option shall immediately vest so that your option shall be exercised for any or all shares subject to the option as fully vested shares of Common Stock.

9.    EXERCISE.

            (a) You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

            (b) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.

      10. TRANSFERABILITY. Your option is not transferable, except (i) by will or by the laws of descent and distribution, (ii) with the prior written approval of the Company, by instrument to an inter vivos or testamentary trust, in a form accepted by the Company, in which the option is to be passed to beneficiaries upon the death of the trustor (settlor) and (iii) with the

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prior written approval of the Company, by gift, in a form accepted by the
Company, to a permitted transferee under a Form S-8 registration statement promulgated by the Securities and Exchange Commission.

      11. OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective stockholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

      12.   WITHHOLDING OBLIGATIONS.

            (a) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a "cashless exercise" pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board or a "net exercise" arrangement to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.

            (b) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid variable award accounting). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

            (c) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein unless such obligations are satisfied.

      13. NOTICES. Any notices provided for in your option or the Plan shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by

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mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

      14. GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the provisions of your option and those of the Plan, the provisions of the Plan shall control.

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OTHER AGREEMENTS:        _______________________________________________________
                         _______________________________________________________

DIONEX CORPORATION            OPTIONHOLDER:

By: _____________________     __________________________________
           Signature                       Signature

Title: __________________     Date:  __________________________

Date: ___________________

ATTACHMENTS: Stock Option Agreement, 2004 Equity Incentive Plan, and Notice of Exercise

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(1) If this is an Incentive Stock Option, it (plus other
            outstanding Incentive Stock Options) cannot be first exercisable for more than $100,000 in value (measured by exercise price) in any calendar year. Any excess over $100,000 is a Nonstatutory Stock Option.